Exhibit 10.30

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

THIS INDEPENDENT CONTRACTOR SERVICES AGREEMENT (“Agreement”) is entered into as of the 10th day of September, 2017 (“Effective Date”), by and between Roku, Inc. (“Company”), with its principal place of business at 150 Winchester Circle, Los Gatos, California 95032, and Neil Hunt (“Contractor”), an individual residing at                     , Los Altos CA 94024.

1. ENGAGEMENT. Company hereby engages Contractor as an independent contractor to provide consulting services to the Company as may be requested from time to time by the Company’s CEO, Anthony Wood. Any such services rendered and compensation due hereunder shall be separate and distinct from any services rendered by Contractor in his role and capacity as a member of the Company’s Board of Directors or any Committee of the Board of Directors.

2. COMPENSATION. As compensation for the services, Company will pay Contractor a daily rate of five thousand dollars ($5,000) per day. The parties agree the total fees under this Agreement shall not equal or exceed one hundred and twenty thousand dollars ($120,000) in any rolling 12 month period. Contractor will not be reimbursed for any expenses incurred in connection with the performance of the services unless those expenses are approved in advance and in writing by Company. Contractor will submit periodic invoices to the Company for Services rendered hereunder.

3. INDEPENDENT CONTRACTOR RELATIONSHIP. Contractor and Company acknowledge and agree that Contractor’s relationship with Company will be that of an independent contractor and nothing in this Agreement is intended to or should be construed to create any employment relationship. Contractor shall be solely responsible for paying taxes on any income from this Agreement. Company will not withhold any taxes from any payments to Contractor, and will file a 1099 form with the appropriate taxing authorities.

4. CONFIDENTIAL INFORMATION. To facilitate Contractor’s provision of the services, Company may provide Contractor access to certain information. The disclosure and receipt of confidential information shall be governed by that certain Non-Disclosure Agreement by and between the parties, dated August 1, 2017.

5. TERM AND TERMINATION. The term of this Agreement shall commence on the Effective Date and shall continue indefinitely until terminated by either party upon five (5) days written notice to the other party. The following provisions shall survive termination of this Agreement: Articles 3, 4 and 6.

6. GENERAL PROVISIONS

6.1 Governing Law and Jurisdiction. This Agreement will be governed solely by, and construed in accordance with, the laws of the United States and the State of California, without giving effect to California’s conflict of laws rules that would apply the laws of any other jurisdiction.

6.2 Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties relating to the specific subject matter described in this Agreement, and supersedes all prior or simultaneous representations, discussions, negotiations, course of dealing and agreements regarding such subject matter, whether written or oral. Any modifications or amendments to this Agreement must be in writing signed by both parties and attached to this Agreement as a new exhibit.

6.3 Waiver. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted.

Roku, Inc. Independent Contractor Agreement	1

6.4 Successors and Assigns. Neither party may assign this Agreement, or Contractor’s rights or obligations under this Agreement, without other party’s prior written consent. This Agreement will be for the benefit of Company’s successors and assigns, and will be binding on Contractor’s heirs, legal representatives and permitted assignees.

ROKU, INC.		CONTRACTOR

By:	/s/ Anthony Wood	By:	/s/ Neil Hunt

Name:	Anthony Wood	Name:	Neil Hunt
Title:	President and Chief Executive Officer	Date:	September 10, 2017
Date:	September 12, 2017

Roku, Inc. Independent Contractor Agreement	2